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                     June 26, 2024

       Adam Drapczuk
       Chief Financial Officer
       NEXGEL, INC.
       2150 Cabot Blvd West, Suite B
       Langhorne, PA 19047

                                                        Re: NEXGEL, INC.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            Filed April 10,
2024
                                                            File No. 001-41173

       Dear Adam Drapczuk:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services